EXHIBIT 99.1

NEWS	Contact: Clay Williams (713)346-7606
FOR IMMEDIATE RELEASE
NATIONAL OILWELL VARCO ANNOUNCES
THIRD QUARTER 2006 EARNINGS

HOUSTON, TX, October 27, 2006 — National Oilwell Varco, Inc. (NYSE: NOV) today reported that it earned net income of $176.6 million, or $1.00 per fully diluted share for its third quarter ended September 30, 2006, an increase of 19 percent compared to second quarter ended June 30, 2006 net income of $147.9 million, or $0.84 per fully diluted share. Earnings per share increased 100 percent compared to the third quarter of 2005, when the Company earned $88.5 million or $0.50 per fully diluted share.
Revenues for the third quarter of 2006 were $1,777.9 million, an increase of 7 percent from the second quarter of 2006 and an increase of 44 percent from the third quarter of 2005. Operating profit for the quarter was $285.5 million or 16.1 percent of sales. Operating profit flow-through, or the increase in operating profit divided by the increase in revenue, was 32 percent from the second quarter of 2006 to the third quarter of 2006, and was 26 percent from the third quarter of 2005 to the third quarter of 2006. The third quarter of 2006 contained $7.9 million in stock-based compensation expense, and the third quarter of 2005 included $7.6 million in stock-based compensation and integration charges related to the Varco merger.
Backlog for capital equipment orders for the Company’s Rig Technology segment at September 30, 2006 rose 30 percent over the prior quarter to $5.4 billion, compared to $4.1 billion at June 30, 2006. New capital equipment orders during the third quarter of $1.8 billion increased 23 percent as compared to the second quarter. The Company’s backlog for capital equipment continued to increase as a result of strong demand for its drilling equipment, particularly for offshore rigs.
Pete Miller, Chairman, President and CEO of National Oilwell Varco, remarked, “We executed well this quarter. Orders for our capital drilling equipment have reached record highs, and our quoting activity for land and offshore projects remained strong. Margins in Rig Technology continued to expand from a combination of operating efficiency and improved pricing. Our Distribution Services group posted record margins, and our other rig-driven businesses also performed very well, with expanding margins across most product lines in Petroleum Services & Supplies. We believe that business will continue to remain strong through the end of the year and we are optimistic about our opportunities for the coming year.”

Rig Technology
Third quarter revenues for the Rig Technology segment were $887.3 million, an increase of 5 percent over the second quarter of 2006 and an increase of 55 percent from the third quarter of 2005. Operating profit for this segment increased to $157.2 million or 17.7 percent of sales during the third quarter. Operating profit flow-through from the second quarter of 2006 to the third quarter of 2006 was 51 percent due primarily to better pricing. Operating profit flow-through from the third quarter of 2005 to the third quarter of 2006 was 28 percent, excluding integration charges from the prior period last year. Revenue out of backlog for the segment was $593 million, an increase of 12 percent over the second quarter.
Petroleum Services & Supplies
Revenues for the third quarter of 2006 for the Petroleum Services & Supplies segment were $624.1 million, up 6 percent compared to second quarter results and up 32 percent from the third quarter of 2005. Operating profit was $142.4 million, or 22.8 percent of revenue, representing an increase of $12.7 million from the second quarter. Operating profit flow-through from the second quarter of 2006 to the third quarter of 2006 was 37 percent. Third quarter seasonal improvement in Canada following breakup and continued high levels of oilfield production and drilling activity elsewhere contributed to the strong sequential performance.
Distribution Services
The Distribution Services segment generated third quarter revenues of $353.5 million, an increase of 11 percent from the second quarter of 2006 and an increase of 30 percent from the third quarter of 2005. Third quarter operating profit was $25.5 million or 7.2 percent of sales, a record level for the group. This segment benefited from sequential seasonal improvements in Canada and stronger sales in the United States and international markets.
The Company has scheduled a conference call for October 27, 2006, at 10:00 a.m. Central Time to discuss third quarter results. The call will be broadcast through the Investor Relations link on National Oilwell Varco’s web site at www.nov.com, and a replay will be available on the site for thirty days following the conference. Participants may also join the conference call by dialing 303-262-2075 prior to the scheduled start time.
National Oilwell Varco is a worldwide leader in the design, manufacture and sale of equipment and components used in oil and gas drilling and production operations, the provision of oilfield services, and supply chain integration services to the upstream oil and gas industry.
Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.
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NATIONAL OILWELL VARCO, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	September 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$786.7	$209.4
Receivables, net	1,443.7	1,139.2
Inventories, net	1,712.4	1,198.3
Costs in excess of billings	345.3	341.9
Deferred income taxes	61.6	58.6
Prepaid and other current assets	144.5	50.8

Total current assets	4,494.2	2,998.2

Property, plant and equipment, net	924.1	877.6
Deferred income taxes	62.6	52.2
Goodwill	2,153.9	2,117.7
Intangibles, net	585.6	611.5
Other assets	20.1	21.3

	$8,240.5	$6,678.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$917.3	$568.2
Accrued liabilities	1,145.0	530.1
Current portion of long-term debt and short-term borrowings	5.8	5.7
Accrued income taxes	93.1	83.2

Total current liabilities	2,161.2	1,187.2

Long-term debt	829.9	835.6
Deferred income taxes	385.2	373.3
Other liabilities	66.2	63.7

Total liabilities	3,442.5	2,459.8

Commitments and contingencies

Minority interest	30.2	24.5

Stockholders’ equity:
Common stock — par value $.01; 175,494,290 and 174,362,488 shares issued and outstanding at September 30, 2006 and December 31, 2005	1.8	1.7
Additional paid-in capital	3,449.6	3,400.9
Deferred stock-based compensation	—	(16.5)
Accumulated other comprehensive income (loss)	41.7	(21.8)
Retained earnings	1,274.7	829.9

	4,767.8	4,194.2

	$8,240.5	$6,678.5

NATIONAL OILWELL VARCO, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenue:
Rig technology	$887.3	$572.8	$2,448.4	$1,572.4
Petroleum services and supplies	624.1	472.0	1,755.0	1,132.6
Distribution services	353.5	272.4	999.1	766.3
Eliminations	(87.0)	(80.7)	(255.4)	(204.2)

Total revenue	1,777.9	1,236.5	4,947.1	3,267.1

Gross profit	442.7	258.7	1,193.2	675.7
Gross profit %	24.9%	20.9%	24.1%	20.7%
Selling, general, and administrative (1)	157.2	110.9	455.4	339.6
Integration costs	—	2.8	7.9	23.1

Operating profit	285.5	145.0	729.9	313.0

Interest and financial costs	(10.0)	(14.6)	(36.6)	(39.4)
Interest income	4.7	1.0	9.7	3.5
Other income (expense), net	(9.1)	1.1	(23.1)	1.5

Income before income taxes and minority interest	271.1	132.5	679.9	278.6
Provision for income taxes	90.8	42.4	228.4	90.2

Income before minority interest	180.3	90.1	451.5	188.4
Minority interest in income of consolidated subsidiaries	3.7	1.6	6.7	3.1

Net income	$176.6	$88.5	$444.8	$185.3

Net income per share:
Basic	$1.01	$0.51	$2.54	$1.23

Diluted	$1.00	$0.50	$2.52	$1.22

Weighted average shares outstanding:
Basic	175.4	173.7	175.1	150.5

Diluted	176.9	175.9	176.7	152.2

Note (1): Selling, general, and administrative expense includes stock-based compensation expense of $7.9 million and $4.8 million for the three months ended September 30, 2006 and 2005, respectively, and $23.0 million and $10.7 million for the nine months ended September 30, 2006 and 2005, respectively.

NATIONAL OILWELL VARCO, INC.
OPERATING PROFIT — PRO FORMA SUPPLEMENTAL SCHEDULE (Unaudited)
(In millions)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2006	2005	2006	2006	2005 (1)
Revenue:
Rig technology	$887.3	$572.8	$845.8	$2,448.4	$1,691.3
Petroleum services and supplies	624.1	472.0	589.9	1,755.0	1,325.5
Distribution services	353.5	272.4	319.1	999.1	766.3
Eliminations	(87.0)	(80.7)	(97.4)	(255.4)	(208.1)

Total Revenue	$1,777.9	$1,236.5	$1,657.4	$4,947.1	$3,575.0

Operating profit:
Rig technology	$157.2	$70.4	$136.1	$394.1	$183.6
Petroleum services and supplies	142.4	87.0	129.7	390.4	227.2
Distribution services	25.5	14.5	20.8	67.1	31.7
Unallocated expenses and eliminations	(31.7)	(19.3)	(31.7)	(90.8)	(62.0)

Total operating profit (before integration costs and stock-based compensation)	$293.4	$152.6	$254.9	$760.8	$380.5

Operating profit %:
Rig technology	17.7%	12.3%	16.1%	16.1%	10.9%
Petroleum services and supplies	22.8%	18.4%	22.0%	22.2%	17.1%
Distribution services	7.2%	5.3%	6.5%	6.7%	4.1%
Total operating profit (before integration costs and stock-based compensation)	16.5%	12.3%	15.4%	15.4%	10.6%

Note (1): The unaudited pro forma results for the nine months ended September 30, 2005 represent the combined estimated financial results for National-Oilwell, Inc. and Varco International, Inc. as if the merger occurred at the beginning of the period. The results include the estimated effect of purchase accounting adjustments, but do not include any effect from costs savings that may result from the merger. The unaudited pro forma financial statements are presented for informational purposes only and are not necessarily indicative of results of operations or financial position that would have occurred had the transaction been consummated at the beginning of the period presented, nor are they necessarily indicative of future results.

NATIONAL OILWELL VARCO, INC.
PROFORMA EBITDA RECONCILIATION EXCLUDING INTEGRATION COSTS
(Unaudited)
(In millions, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2006	2005	2006	2006	2005
Reconciliation of EBITDA (Note 1):
GAAP net income	$176.6	$88.5	$147.9	$444.8	$185.3
Provision for income taxes	90.8	42.4	76.3	228.4	90.2
Interest expense	10.0	14.6	13.0	36.6	39.4
Depreciation and amortization	41.6	34.6	38.7	118.7	86.1
Integration costs	—	2.8	—	7.9	23.1

EBITDA (Note 1)	$319.0	$182.9	$275.9	$836.4	$424.1

Note 1: EBITDA means earnings before interest, taxes, depreciation, amortization, and integration costs, and is a non-GAAP measurement. Management uses EBITDA because it believes it provides useful supplemental information regarding the Company’s on-going economic performance and, therefore, uses this financial measure internally to evaluate and manage the Company’s operations. The Company has chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations.

CONTACT:	National Oilwell Varco, Inc. Clay Williams, (713) 346-7606 Clay.Williams@nov.com